Exhibit 4.1

PRICING SUPPLEMENT DATED JUNE 2, 2004

(to Offering Circular dated April 29, 2004)

Capital One Bank

(a Bank organized pursuant to the Laws of Virginia)

Global Bank Notes

Issue of US$500,000,000 5.000% Senior Global Bank Notes due 2009

UNDER THE U.S.$8,000,000,000 GLOBAL BANK NOTE PROGRAM

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the conditions set forth in the Offering Circular dated April 29, 2004. This Pricing Supplement is supplemental to and must be read in conjunction with such Offering Circular.

1.	Issuer:	Capital One Bank

2.	(i) Series Number:	1

	(ii) Tranche Number:	Not Applicable

3.	Specified Currency	USD

4.	Aggregate Principal Amount:	$500,000,000

5.	Original Issue Date and Interest Commencement Date:	June 9, 2004

6.	Stated Maturity Date:	June 15, 2009

7.	Status of the Notes:	Senior

8.	Interest Basis:	5.000 per cent. Fixed Rate

9.	Redemption/Payment Basis:	Redemption at par

10.	Change of Interest or Redemption/Payment Basis:	Not Applicable

11.	Issue Price:	99.740 per cent. of the aggregate principal amount of the Notes

12.	Default Rate (if other than Interest Rate):	Not Applicable (Required only for listed issues)

13.	Authorized Denominations:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof

14.	Listing:	None

15.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

16.	Fixed Rate Note Provisions:	Applicable

	(i) Interest Rate(s):	5.000 per cent. per annum payable semi-annually in arrears

	(ii) Interest Payment Date(s):	June 15 and December 15 (or the next Business Day) in each year, commencing on December 15, 2004 up to and including the Stated Maturity Date

	(iii) Day Count Convention:	30/360

	(iv) Interest Determination Date(s):	Not Applicable

	(v) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

17.	Floating Rate Note Provisions:	Not Applicable

18.	Original Issue Discount Note (including Zero Coupon Note) Provisions:	Not Applicable

19.	Index/Formula Linked Interest Note Provisions:	Not Applicable

20.	Dual Currency Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

21.	Redeemable at Option of Issuer:	Not Applicable

22.	Repayable at Option of Holders:	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:

	(i) Bearer Notes:	Not Applicable

	(ii) Registered Notes:	Applicable

	— Registrar:	JPMorgan Chase Bank

	— Transfer Agent:	JPMorgan Chase Bank

	— Record Dates:	15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date

24.	Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including the right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

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25.	Installment Notes:

	(i) Installment amount(s):	Not Applicable

	(ii) Installment date(s):	Not Applicable

26.	Other terms or specified conditions:	Certain of the Distribution Agents may make the notes available for distribution on the Internet through a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between such Distribution Agents and their respective customers and is not a party to any transactions. Market Axess Inc. is a registered broker-dealer and will receive compensation from the relevant Distribution Agent based on transactions conducted through the system. The relevant Distribution Agents will make the notes available to their respective customers through the Internet on the same terms as distributions of the notes made through other channels.

27.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	Not Applicable

28.	Details of any additional or different Paying Agents, Registrars, London Issuing Agents, Transfer Agents:	Not Applicable

DISTRIBUTION

29.	(i) If syndicated, names of Distribution Agents:

Deutsche Bank Securities Inc.                              $200,000,000

J.P. Morgan Securities Inc.                                   $200,000,000

Barclays Capital Inc.                                               $25,000,000

Credit Suisse First Boston LLC                              $25,000,000

HSBC Securities (USA) Inc.                                   $25,000,000

Wachovia Capital Markets, LLC                             $25,000,000

(ii) Stabilization Manager (if any):

Deutsche Bank Securities Inc.

The Stabilization Manager or any other person acting for the Stabilization Manager may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilization Manager or any agent of the Stabilization Manager to do this. Such stabilization, if commenced, may be discontinued at any time and must be terminated after a limited period. Such stabilization, if any, must comply with all applicable laws, regulations and rules.

30.	If non-syndicated, name of Distribution Agent:	Not Applicable

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31.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

32.	CUSIP Code:	14040EHL9

33.	ISIN Code:	US14040EHL92

34.	Common Code:	019427285

35.	Clearing System(s):	DTC, Euroclear and Clearstream, Luxembourg through DTC

36.	Delivery:	Delivery against payment

37.	Redenomination applicable:	Redenomination not applicable

38.	“Business Day” definition (if other than as defined in the Offering Circular):	Not Applicable

39.	Governing Law:	New York

[Remainder of Page Intentionally Left Blank]

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RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement. Signed on behalf of the Issuer:

By:	/s/ Tom Feil
Tom Feil, Vice President, Capital Markets and Assistant Treasurer Duly authorized

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THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.

THIS NOTE IS A DTC GLOBAL NOTE WITHIN THE MEANING OF THE GLOBAL AGENCY AGREEMENT REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY”) TO CAPITAL ONE BANK (THE “BANK”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS DTC GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

THIS NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF THE BANK. THIS NOTE RANKS PARI PASSU WITH ALL OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE BANK, EXCEPT OBLIGATIONS, INCLUDING DEPOSIT LIABILITIES AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITY OR PREFERENCE UNDER APPLICABLE LAW.

THIS NOTE DOES NOT EVIDENCE A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (“FDIC”) OR ANY OTHER INSURER.

THIS NOTE IS ISSUABLE ONLY IN MINIMUM DENOMINATIONS OF U.S. $100,000 AND INTEGRAL MULTIPLES OF U.S. $1,000 IN EXCESS THEREOF. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST OF U.S. $100,000 PRINCIPAL AMOUNT AND INTEGRAL MULTIPLES OF U.S. $1,000 IN EXCESS THEREOF OF THIS NOTE AT ALL TIMES.

No. R- _______________	REGISTERED

CUSIP No.: 14040EHL9

ISIN No.: US14040EHL92

Common Code: 019427285

CAPITAL ONE BANK

GLOBAL BANK NOTE

(Registered Global Note)

ORIGINAL ISSUE DATE:	June 9, 2004	PRINCIPAL AMOUNT: U.S.$ 500,000,000

		SPECIFIED CURRENCY:

MATURITY DATE:	June 15, 2009	☒ U.S. dollar

☒ FIXED RATE NOTE	5.000%	Other:

FLOATING RATE NOTE

CAPITAL ONE BANK, a bank organized under the laws of the Commonwealth of Virginia (the “Bank”), for value received, hereby promises to pay to CEDE & CO, or registered assigns, the principal amount specified above as adjusted in accordance with Schedule 1 hereto, on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon (i) in accordance with the provisions set forth on the reverse hereof under the caption “Fixed Rate Interest Provisions,” if this Note is designated as a “Fixed Rate Note” above, or (ii) in accordance with the provisions set forth on the reverse hereof under the caption “Floating Rate Interest Provisions,” if this Note is designated as a “Floating Rate Note” above, in each case as such provisions may be modified or supplemented by the terms and provisions set forth in the Pricing Supplement attached hereto (the “Pricing Supplement”), and (to the extent that the payment of such interest shall be legally enforceable) to pay interest at the Default Rate per annum specified in the Pricing Supplement on any overdue principal and premium, if any, and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date specified in the Pricing Supplement will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the fifteenth calendar day (whether or not a Business Day (as defined on the reverse hereof)) next preceding the applicable Interest Payment Date (unless otherwise specified in the Pricing Supplement) (each, a “Record Date”); provided, however, that interest payable at Maturity (as defined on the reverse hereof) will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Record Date, and shall instead be payable to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Registrar (as defined below), notice whereof shall be given by the Registrar to the holder of this Note not less than 15 calendar days prior to such Special Record Date.

This Note is one of a duly authorized issue of the Bank’s notes due from 30 days to 30 years or more from date of issue (the “Notes”). The Notes are issued and to be issued in accordance with the Global Agency Agreement, dated as of April 29, 2004 (the “Global Agency Agreement”), among the Bank and JPMorgan Chase Bank as paying agent (the “Domestic Paying Agent”) and as registrar (the “Registrar”), JPMorgan Chase Bank, London Branch, as paying agent (the “London Paying Agent”) and as issuing agent (the “London Issuing Agent”) and J.P. Morgan Bank Luxembourg S.A. as transfer agent (the “Transfer Agent”) and as paying agent (the “Luxembourg Paying Agent”, together with the Domestic Paying Agent and the London Paying Agent, the “Paying Agents”, and each individually, a “Paying Agent”) and Kredietbank S.A. Luxembourgeoise as listing agent (the “Listing Agent”). The terms Domestic Paying Agent, Registrar, London Paying Agent, London Issuing Agent, Luxembourg Paying Agent, Transfer Agent and Listing Agent shall include any additional or successor agents appointed in such capacities by the Bank.

The Bank shall cause to be kept at the office of the Registrar a register (the register maintained in such office or any other office or agency of the Registrar, herein referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Bank shall provide for the registration of Notes issued in registered form and of transfers of such Notes. The Bank has initially appointed JPMorgan Chase Bank, acting through its principal office at JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004, as “Registrar” for the purpose of registering Notes issued in registered form and transfers of such Notes. The Bank reserves the right to rescind such designation at any time, and to transfer such function to another bank or financial institution.

The transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Registrar or any transfer agent maintained for that purpose, accompanied by a written instrument of transfer in form satisfactory to the Registrar (or such transfer agent) duly executed by, the registered holder hereof in person or its attorney thereunto duly authorized in writing.

Payment of principal, premium, if any, and interest with respect to this Note at Maturity to be made in U.S. Dollars, will be made in immediately available funds upon surrender of this Note at a specified office of a Paying Agent; provided, that this Note is surrendered to such Paying Agent in time for such Paying Agent to make such payment in immediately available funds in accordance with its normal procedures. Payments of interest on this Note (other than at Maturity) will be made by wire transfer to such account as has been appropriately designated to a Paying Agent by the person entitled to such payments.

Reference is made to the further provisions of this Note set forth on the reverse hereof and in the Pricing Supplement, which further provisions shall for all purposes have the same effect as if set forth at this place. In the event of any conflict between the provisions contained herein or on the reverse hereof and the provisions contained in the Pricing Supplement attached hereto, the latter shall control. References herein to “this Note,” “hereof,” “herein” and comparable terms shall include the Pricing Supplement attached hereto.

Unless the certificate of authentication hereon has been executed by the Registrar, by manual signature of an authorized signatory, this Note shall not be valid or obligatory for any purpose.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Bank has caused this Note to be duly executed.

CAPITAL ONE BANK

By:	/s/ Stephen Linehan
Name: Stephen Linehan
Title: Senior Vice President and Treasurer

Dated:

REGISTRAR’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the

within-mentioned Global Agency Agreement.

JPMORGAN CHASE BANK, as Registrar

By:	/s/ Indira Javier
Name: Indira Javier
Title: Trust Administrator

[ATTACH PRICING SUPPLEMENT.]

Reverse of Note

1.	Authorized Denomination.

This Note, and any Note issued in exchange or substitution herefor or in place hereof, or upon registration of transfer, exchange or partial redemption or repayment of this Note, may be issued only in an Authorized Denomination specified in the Pricing Supplement.

2.	Payment of Principal, Premium, if any, and Interest.

(a) Unless otherwise provided herein or in the Pricing Supplement and subject to the provisions with respect to DTC Global Notes in clause (b) below, the principal, premium, if any, and interest with respect to this Note are payable in the Specified Currency indicated on the face hereof (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of debts).

(b) Unless otherwise provided herein or in the Pricing Supplement, if this Note is a DTC Global Note and the Specified Currency indicated on the face hereof is other than U.S. dollars:

(i) Any such amounts paid by the Bank will be converted by JPMorgan Chase Bank, as Exchange Rate Agent (or such other agent as may be specified in the Pricing Supplement), which for these purposes shall act as currency exchange agent (the “Exchange Rate Agent”), into U.S. dollars for payment to the holder of this Note.

(ii) Any U.S. dollar amount to be received by the holder of this Note will be based on the Exchange Rate Agent’s bid quotation as of 11:00 a.m., London time, on the second day on which banks are open for business in London, New York City and McLean, Virginia, preceding the applicable payment date, for the purchase of U.S. dollars with the Specified Currency for settlement on such payment date of the aggregate amount of the Specified Currency payable to all holders of Notes denominated other than in U.S. dollar scheduled to receive U.S. dollar payments. If such bid quotation is not available, the Exchange Rate Agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the Exchange Rate Agent for such purchase. If no such bids are available, payment of the aggregate amount due to the holder of this Note on the payment date will be made in the Specified Currency, subject to the other provisions of this Note relating to payment in such Specified Currency. All currency exchange costs will be borne by the holder of this Note by deductions from such payments. All determinations referred to above made by the Exchange Rate Agent shall, in the absence of manifest error, be conclusive for all purposes and binding upon the holder of this Note.

(iii) If DTC, acting on instructions from any beneficial owner of this Note, notifies the Paying Agents in writing prior to 5:00 P.M., New York City time, on the fifth Business Day following any Record Date in the case of interest and the tenth calendar day prior to any payment date for the payment of principal, of such beneficial owner’s election to receive payments with respect to this Note in the Specified Currency, together with wire transfer instructions to an account denominated in the Specified Currency, payments from and including the related payment date will be made to such beneficial owner in the Specified Currency by wire transfer of same day funds in accordance with the relevant wire transfer instructions on the relevant payment date. If the Paying Agents have not been so notified, payments will be made in U.S. dollar as provided under clauses (i) and (ii) above. Any such notification from DTC to the Paying Agents shall remain in effect with respect to any further payments of principal, premium if any, and interest with respect to this Notes to such beneficial owner, unless and until DTC, acting on instructions from such beneficial owner, notifies the Paying Agents on or prior to 5:00 P.M., New York City time, on the fifth Business Day following any Record Date in the case of interest and the tenth calendar day prior to any payment date for the payment of principal, of such beneficial owner’s revocation of its election. Any beneficial owner must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant therein through which the beneficial owner owns its interest, with respect to making and revoking its election to receive payments in the Specified Currency.

(c) Subject to any fiscal or other laws and regulations applicable thereto in the place of payment, payments on registered Notes to be made in a Specified Currency other than the U.S. Dollar and payments on bearer Notes will be made by transfer to an account in the Specified Currency (which, in the case of a payment in Yen to a non-resident of Japan, shall be a non-resident account) maintained by the payee with, or by a check in the Specified Currency drawn on, a bank (which, in the case of a payment in Yen to a non-resident of Japan, shall be an authorized foreign exchange bank) in the Principal Financial Center (as defined below) of the Specified Currency (or such other location designated in the Pricing Supplement); provided, however, that a check may not be delivered to an address in, and an amount may not be transferred to an account at a bank in, the United States of America or its possessions by any office or agency of the Bank or any Paying Agent.

(d) If the principal, premium, if any, and interest with respect to this Note pursuant to the terms of this Note is payable in a Specified Currency and such Specified Currency has been replaced by another currency (a “Replacement Currency”), the Bank will be entitled to satisfy its obligations to the holder of this Note by making such payments of principal, premium, if any, and interest with respect to this Note, at the option of the Bank, in the Replacement Currency or in U.S. dollars, at a rate of exchange which takes into account the conversion, at the rate prevailing on the most recent date on which official conversion rates were quoted or set by the national government or other authority responsible for issuing the Replacement Currency, from the Specified Currency to the Replacement Currency and, if necessary, the conversion of the Replacement Currency into U.S. Dollars at the rate prevailing on the date of such conversion.

(e) If the principal, premium, if any, and interest with respect to this Note pursuant to the terms of this Note is payable in a Specified Currency other than the U.S. dollar and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Bank, the Bank will be entitled to satisfy its obligations to the holder of this Note by making such payments of principal, premium, if any, and interest with respect to this Note in U.S. dollars (until, in the sole discretion of the Bank, the Specified Currency is again available) on the basis of the most recently available bid quotation from a leading foreign exchange bank in London or New York City selected by the Exchange Rate Agent, for the purchase of U.S. dollars with the Specified Currency for settlement on such payment date of the aggregate amount of the Specified Currency payable to all holders of Notes denominated other than in the U.S. dollar scheduled to receive U.S. dollar payments. Any payment made under such circumstances in U.S. dollars, where the payment is required to be made in the Specified Currency, will not constitute an “Event of Default” with respect to this Note.

(f) If the Specified Currency for this Notes is a domestic currency of a state that is or subsequent to the Original Issue Date of this Note becomes a European Union member state and “Redenomination” is specified as applicable in the Pricing Supplement, and, subsequent to the Original Issue Date, such state participates in the European monetary union, this Note may be redenominated in euro. In addition, this Note may be redenominated as a matter of law whether or not the Pricing Supplement provides for redenomination.

(g) If this Note is in registered form, this Note may be presented or surrendered for payment, and notices, designations or requests in respect of payments with respect to this Note may be served, at the office or agency of any Paying Agent maintained for that purpose. The Bank may at any time rescind any designation of a Paying Agent, appoint any additional or successor Paying Agents or approve a change in the office through which a Paying Agent acts.

(h) If this Note is in bearer form, this Note and any related receipts and coupons shall become void to the extent not presented for payment within a period of two years after the date on which a payment of principal or interest shall have become due and payable and monies sufficient therefor shall have been made available for payment.

3.	Interest Rate Provisions.

(a) The Bank will pay interest on each Interest Payment Date specified in the Pricing Supplement and on the Maturity Date or any Redemption Date (as defined below), if any, or Holder’s Optional Repayment Date (as defined below), if any (each such Maturity Date, Redemption Date and Holder’s Optional Repayment Date and the date on which the principal or an installment of principal is due and payable by declaration of acceleration as provided herein being hereinafter referred to as a “Maturity” with respect to the principal repayable on such date), commencing, unless otherwise specified in the Pricing Supplement, on the first Interest Payment Date next succeeding the Original Issue Date specified on the face hereof (or if this is a registered Note, if the Original Issue Date is between a Record Date and the Interest Payment Date immediately following such Record Date, on the Second Interest Payment Date following the Original Issue Date) at the rate specified in the Pricing Supplement or determined in accordance with the provisions hereof and in accordance with the Pricing Supplement, until the principal hereof is paid or duly made available for payment.

(b) Payments of interest hereon will include interest accrued from and including the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for (or, if no interest has been paid or duly provided for, from and including the Original Issue Date) to but excluding the relevant Interest Payment Date or Maturity, as the case may be (each such period, an “Interest Period”).

(c) Fixed Rate Interest Provisions

If this Note is designated as a “Fixed Rate Note” on the face hereof:

(i) Unless otherwise specified in the Pricing Supplement, if this Note is denominated in U.S. dollars and (1) the Maturity Date specified on the face hereof falls more than one year from the Original Issue Date, then interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months, or (2) the Maturity Date specified on the face hereof falls one year or less from the Original Issue Date, then interest payments for this Note shall be computed and paid on the basis of the actual number of days in the Interest Period divided by 360.

(ii) Unless otherwise specified in the Pricing Supplement, interest on Fixed Rate Notes denominated other than in U.S. dollars will be computed on the basis of the “Actual/Actual (ISMA)” Fixed Day Count Convention.

“Actual/Actual (ISMA)” Fixed Day Count Convention means:

(A) in the case of Fixed Rate Notes where the number of days in the relevant period from and including the most recent Interest Payment Date (or, if none, from and including the Interest Commencement Date, which unless otherwise specified in the Pricing Supplement shall be the Original Issue Date) to but excluding the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period (as defined below) during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods that would occur in one calendar year, assuming interest were payable in respect of the whole of that year; or

(B) in the case of Fixed Rate Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1) the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods that would occur in one calendar year, assuming interest were payable in respect of the whole of that year; and

(2) the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods that would occur in one calendar year, assuming interest were payable in respect of the whole of that year.

“Determination Period” means the period from and including an Interest Determination Date to but excluding the next Interest Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not an Interest Determination Date, the period commencing on the first Interest Determination Date prior to, and ending on the first Interest Determination Date falling after, such date.

“Interest Determination Date” means each date specified in the Pricing Supplement or, if none is specified, each Interest Payment Date.

(iii) Unless otherwise provided herein or in the Pricing Supplement, if any Interest Payment Date or the Maturity of this Note falls on a day which is not a Business Day, the related payment of principal, premium, if any, and interest with respect to this Note shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payments were due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity, as the case may be.

(d) Floating Rate Interest Provisions

If this Note is designated as a “Floating Rate Note” on the face hereof:

(i) Unless otherwise specified herein or in the Pricing Supplement, if any Interest Payment Date (or other date which is subject to adjustment in accordance with a Business Day Convention specified in the Pricing Supplement) in respect of this Note (other than an Interest Payment Date at Maturity) would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified in the Pricing Supplement is:

(A) the “Floating Rate Convention,” such Interest Payment Date (or other date) shall be postponed to the next succeeding Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date (or other date) shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date (or other date) shall be the last Business Day in the month which falls the number of months or other period specified as the Interest Payment Period in the Pricing Supplement after the preceding applicable Interest Payment Date (or other date) occurred; or

(B) the “Following Business Day Convention,” such Interest Payment Date (or other date) shall be postponed to the next succeeding Business Day; or

(C) the “Modified Following Business Day Convention,” such Interest Payment Date (or other date) shall be postponed to the next succeeding Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date (or other date) shall be brought forward to the immediately preceding Business Day; or

(D) the “Preceding Business Day Convention,” such Interest Payment Date (or other date) shall be brought forward to the immediately preceding Business Day.

If the Maturity of this Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest with respect to this Note will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Maturity.

(ii) If “ISDA Rate” is specified in the Pricing Supplement in connection with the determination of the rate of interest on this Note, the rate of interest on this Note for each Interest Period will be the relevant ISDA Rate (as defined below) plus or minus the Margin, if any, specified in the Pricing Supplement. Unless otherwise specified in the Pricing Supplement, “ISDA Rate” means, with respect to any Interest Period, the rate equal to the Floating Rate that would be determined by the Calculation Agent or other person specified in the Pricing Supplement pursuant to an interest rate swap transaction if the Calculation Agent or that other person were acting as calculation agent for that swap transaction in accordance with the terms of an agreement in the form of the Interest Rate and Currency Exchange Agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”) (the “ISDA Agreement”) and evidenced by a Confirmation (as defined in the ISDA Agreement) incorporating the 2000 ISDA Definitions as in effect on the Original Issue Date and under which:

(A) the Floating Rate Option is as specified in the Pricing Supplement;

(B) the Designated Maturity is the period specified in the Pricing Supplement;

(C) the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate (“LIBOR”) for a currency or on the Euro-zone inter-bank offered rate for a currency (“EURIBOR”), the first day of that Interest Period or (ii) in any other case, as specified in the Pricing Supplement;

(D) the Interest Commencement Date is the Effective Date; and

(E) all other terms are as specified in the Pricing Supplement.

As used in this paragraph, “Floating Rate,” “Floating Rate Option,” “Designated Maturity,” “Reset Date” and “Effective Date” have the meanings ascribed to those terms in the 2000 ISDA Definitions.

(iii) If “Reference Rate Determination” is specified in the Pricing Supplement in connection with the determination of the rate of interest on this Note:

(A) This Note will bear interest at a rate per annum equal to the Initial Interest Rate specified in the Pricing Supplement until the Initial Interest Reset

Date specified in the Pricing Supplement and thereafter at a rate per annum determined as follows:

1. If this Note is designated as a “Regular Floating Rate Note” in the Pricing Supplement or if no designation is made for Interest Calculation in the Pricing Supplement, then, except as described below (or in the Pricing Supplement), this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases specified in the Pricing Supplement (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described in the Pricing Supplement. Commencing on the Initial Interest Reset Date specified in the Pricing Supplement, the rate at which interest on this Note shall be payable shall be reset as of each Interest Reset Date specified in the Pricing Supplement; provided, however, that the interest rate in effect for the period from and including the Original Issue Date to but excluding the Initial Interest Reset Date will be the Initial Interest Rate.

2. If this Note is designated as a “Floating Rate/Fixed Rate Note” in the Pricing Supplement, then, except as described below or in the Pricing Supplement, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases specified in the Pricing Supplement (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described in the Pricing Supplement. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note shall be payable shall be reset as of each Interest Reset Date specified in the Pricing Supplement; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to but excluding the Initial Interest Reset Date shall be the Initial Interest Rate and (ii) the interest rate in effect commencing on the Fixed Rate Commencement Date specified in the Pricing Supplement to but excluding Maturity shall be the Fixed Interest Rate, if such a rate is specified in the Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect hereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

3. If this Note is designated as an “Inverse Floating Rate Note” in the Pricing Supplement, then, except as described below or in the Pricing Supplement, this Note shall bear interest equal to the Fixed Interest Rate specified in the Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases specified in the Pricing Supplement (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described in the Pricing Supplement; provided, however, that, unless otherwise specified in the Pricing Supplement, the interest rate hereon will not be less than zero percent. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note shall be payable shall be reset as of each Interest Rate Reset Date specified in the Pricing Supplement; provided, however, that the interest rate in effect for the period from and including the Original Issue Date to but excluding the Initial Interest Reset Date shall be the Initial Interest Rate.

Except as provided above, if “Reference Rate Determination” is specified in the Pricing Supplement in connection with the determination of the rate of interest on this Note, the interest rate in effect on each day in an Interest Reset Period shall be the rate determined as of the Interest Determination Date immediately preceding the Interest Reset Date on which such Interest Reset Period commenced. Each Interest Rate Basis shall be the rate determined in accordance with the applicable provision below. If any Interest Reset Date (which term includes the term Initial Interest Reset Date unless the context otherwise requires) would otherwise be a day that is not a Business Day, such Interest Reset Date shall be adjusted in accordance with the Business Day Convention specified in the Pricing Supplement.

(B) Unless otherwise specified in the Pricing Supplement, the “Interest Determination Date”:

(1) with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate shall be the second Business Day preceding each Interest Reset Date;

(2) with respect to EURIBOR shall be the second day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (or any successor thereto) is open immediately preceding each Interest Reset Date;

(3) with respect to LIBOR shall be the second London Banking Day (as defined below) preceding each Interest Reset Date;

(4) with respect to the Treasury Rate shall be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday; provided,however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following such auction.

(5) if the interest rate of this Note is determined with reference to two or more Interest Rate Bases as specified in the Pricing Supplement, shall be the latest Business Day which is at least two Business Days prior to such Interest Reset Date on which each Interest Rate Basis is determinable.

Each Interest Rate Basis shall be determined on such date, and the applicable interest rate shall take effect on the Interest Reset Date.

(C) Unless otherwise specified in the Pricing Supplement, the “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity Date, as the case may be. All calculations in respect of determining the interest rate applicable to this Note (other than any calculations made by the Exchange Rate Agent) shall be made by the Calculation Agent specified, in the Pricing Supplement or such successor thereto as is duly appointed by the Bank. The determination of any interest rate by the Calculation Agent shall, in the absence of manifest error, be final and conclusive for all purposes and binding upon the holder hereof.

(D) Determination of CD Rate. If an Interest Rate Basis for this Note is the CD Rate, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the CD Rate shall be determined as of the applicable Interest Determination Date (a “CD Rate Interest Determination Date”) as:

(1) the rate on that CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the Pricing Supplement as published in H.15(519) (as hereinafter defined) under the heading “CDs (secondary market);” or

(2) if the rate referred to in clause (1) above is not so published in H.15(519) prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate shall be the rate on that CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the Pricing Supplement as published in H.15 Daily Update (as hereinafter defined), or another recognized electronic source used for the purpose of displaying that rate, under the heading “CDs (secondary market);” or

(3) if the rate referred to in clauses (1) and (2) above is not yet so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate for that CD Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable United States dollar certificates of deposit in The City of New York (which may include the Distribution Agents and any of their respective affiliates) selected by the

Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the Pricing Supplement in an amount that is representative for a single transaction in that market at that time; or

(4) if fewer than three dealers so selected by the Calculation Agent are quoting as described in clause (3) above, the CD Rate on that CD Rate Interest Determination Date shall be the CD Rate in effect immediately prior to that CD Rate Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Federal Reserve Board at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

(E) Determination of CMT Rate. If an Interest Rate Basis for this Note is the CMT Rate, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the CMT Rate shall be determined by the Calculation Agent as of the applicable Interest Determination Date (a “CMT Rate Interest Determination Date”) in accordance with the following provisions:

(1) If “CMT Moneyline Telerate Page 7051” is the specified CMT Moneyline Telerate Page in the Pricing Supplement:

(a) the CMT Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading “Treasury Constant Maturities,” for such CMT Rate Interest Determination Date as such yield is displayed on Moneyline Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 7051”); or

(b) if the rate referred to in subclause (a) above is not so displayed on Moneyline Telerate Page 7051, then the CMT Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading

“Treasury Constant Maturities” for such CMT Rate Interest Determination Date; or

(c) if the rate referred to in subclause (b) above is not so published in H.15(519), then the CMT Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury Securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

(d) if neither the Federal Reserve Board nor the United States Department of the Treasury publishes a yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement for that CMT Rate Interest Determination Date as referred to in subclause (c) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) selected by the Calculation Agent (from five such Reference Dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the Pricing Supplement, a remaining term to maturity no more than 1 year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time; or

(e) if fewer than five but more than two such prices are provided as requested pursuant to subclause (d) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; or

(f) if fewer than three prices are provided as requested pursuant to subclause (d) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate

Interest Determination Date of three Reference Dealers selected by the Calculation Agent (from five such Reference Dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the Pricing Supplement, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time; or

(g) if fewer than five but more than two such prices are provided as requested pursuant to subclause (f) above, then the CMT Rate on such CMT Rate Interest Determination Date shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; or

(h) if fewer than three such prices are provided as requested pursuant to subclause (f) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be the CMT Rate in effect immediately prior to that CMT Rate Interest Determination Date.

For purposes of subclause (f) above, if two such United States Treasury securities with an original maturity greater than the Index Maturity have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used.

(2) If “CMT Moneyline Telerate Page 7052” is the specified CMT Moneyline Telerate Page in Pricing Supplement:

(a) the CMT Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the Pricing Supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as published in H.15(519) opposite the heading “Treasury Constant Maturities,” for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls, as such yield is displayed on Moneyline Telerate, Inc. (or any successor service) on page 7052 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 7052”); or

(b) if the rate referred to in subclause (a) above is not so displayed on the Moneyline Telerate Page 7052, then the CMT

Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as published in H.15(519) opposite the heading “Treasury Constant Maturities,” for the week or month, as applicable, ending immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls; or

(c) if the rate referred to in subclause (b) above is not so published in H.15(519), then the CMT Rate on that CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement as may then be published by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls; or

(d) if the Federal Reserve Bank of New York does not publish a one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the Pricing Supplement for the applicable week or month as referred to in subclause (c) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers selected by the Calculation Agent (from five such Reference Dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the Pricing Supplement, a remaining term to maturity of no more than 1 year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time; or

(e) if fewer than five but more than two such prices are provided as requested pursuant to subclause (d) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; or

(f) if fewer than three prices are provided as requested pursuant to subclause (d) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers selected by the Calculation Agent (from five such Reference Dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the Pricing Supplement, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time;

(g) if fewer than five but more than two such prices are provided as requested pursuant to subclause (f) above, then the CMT Rate on that CMT Rate Interest Determination Date shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; or

(h) if fewer than three such prices are provided as requested pursuant to subclause (f) above, the CMT Rate on that CMT Rate Interest Determination Date shall be the CMT Rate in effect immediately prior to that CMT Rate Interest Determination Date.

For purposes of subclause (f) above, if two United States Treasury securities with an original maturity greater than the Index Maturity have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used.

(F) Determination of Commercial Paper Rate. If an Interest Rate Basis for this Note is the Commercial Paper Rate, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the Commercial Paper Rate shall be determined as of the applicable Interest Determination Date (a “Commercial Paper Rate Interest Determination Date”) as:

(1) the Money Market Yield (as defined hereinafter) on that Commercial Paper Rate the Money Market Yield (as defined hereinafter) on that Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial;” or

(2) if the rate referred to in clause (1) above is not so published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on that Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the Pricing Supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the heading “Commercial Paper-Nonfinancial;” or

(3) if the rate referred to in clauses (1) and (2) above is not yet so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on that Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Distribution Agents and any of their respective affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the Pricing Supplement placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization; or

(4) if fewer than three dealers so elected by the Calculation Agent are quoting as described in clause (3) above, the Commercial Paper Rate on that Commercial Paper Rate Interest Determination Date shall be the Commercial Paper Rate in effect immediately prior to that Commercial Paper Rate Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable Interest Reset Period.

(G) Determination of EURIBOR. If an Interest Rate Basis for this Note is EURIBOR, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, EURIBOR shall be determined by the Calculation Agent as of the applicable Interest Determination Date (a “EURIBOR Interest Determination Date”), as:

(1) the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity specified in the Pricing Supplement, commencing on the applicable Interest Reset Date, as that rate is displayed on Moneyline Telerate, Inc., or any successor service, on page 248 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 248”) as of 11:00 A.M., Brussels time, on that EURIBOR Interest Determination Date; or

(2) if the rate referred to in clause (1) above is not so published or is not displayed on Moneyline Telerate Page 248, by 11:00 A.M., Brussels time, on that EURIBOR Interest Determination Date, then EURIBOR for that EURIBOR Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal Euro-zone (as defined hereinafter) offices of four major banks in the Euro-zone interbank market, in the European interbank market, to provide the Calculation Agent with its offered quotation for deposits in euro for the period of the Index Maturity specified in the Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Brussels time, on that EURIBOR Interest Determination Date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euro in such market at such time; or

(3) if fewer than two quotations referred to in clause (2) above are so provided, then EURIBOR for that EURIBOR Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels time, on that EURIBOR Interest Determination Date by four major banks in the Euro-zone selected by the Calculation Agent for loans to leading European banks in euro having the Index Maturity specified in the Pricing Supplement, commencing on the applicable Interest Reset Date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euro in such market at such time; or

(4) if fewer than four banks so selected by the Calculation Agent are quoting as described in clause (3) above, EURIBOR on that EURIBOR Interest Determination Date shall be EURIBOR in effect immediately prior to that EURIBOR Interest Determination Date.

“Euro-zone” means the region comprised of member states that adopt the single currency in accordance with the Treaty on European Union of 1992, as amended.

(H) Determination of Federal Funds Rate. If an Interest Rate Basis for this Note is the Federal Funds Rate, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the Federal Funds Rate shall be determined as of the applicable Interest Determination Date (a “Federal Funds Rate Interest Determination Date”) as:

(1) the rate on that Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective),” as such rate is displayed on Moneyline Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 120”); or

(2) if the rate referred to in clause (1) is not so published in H.15(519) or is not displayed on Moneyline Telerate Page 120 by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate shall be the rate on that Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective);” or

(3) if the rate referred to in clauses (1) and (2) is not displayed on Moneyline Telerate Page 120 or is not yet so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on that Federal Funds Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Distribution Agents and any of their respective affiliates) selected by the Calculation Agent, prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; or

(4) if fewer than three brokers so selected by the Calculation Agent are quoting as described in clause (3) above, the Federal Funds Rate on that Federal Funds Rate Interest Determination Date shall be the Federal Funds Rate in effect immediately prior to that Federal Funds Rate Interest Determination Date.

(I) Determination of LIBOR. If an Interest Rate Basis for this Note is LIBOR, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, LIBOR shall be determined by the Calculation Agent as of the applicable Interest Determination Date (a “LIBOR Interest Determination Date”), as:

(1) either (a) if “LIBOR Moneyline Telerate” is specified in the Pricing Supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page (as defined hereinafter) as of 11:00 A.M., London time, on such LIBOR Interest Determination Date; or (b) if “LIBOR Reuters” is specified in the Pricing Supplement, then LIBOR shall be calculated by the Calculation Agent and shall be the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined hereinafter) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date; or

(2) if fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as required pursuant to clause (1) above, then the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include the Distribution Agents and any of their respective affiliates) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date shall be the arithmetic mean of such quotations calculated by the Calculation Agent; or

(3) if fewer than two quotations referred to in clause (2) above are so provided, then LIBOR on such LIBOR Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center (as defined hereinafter), on such LIBOR Interest Determination Date by three major banks (which may include the Distribution Agents and any of their respective affiliates) in such Principal Financial Center selected by the Calculation Agent for loans to leading European banks in the Designated LIBOR Currency having the Index Maturity specified in the Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; or

(4) if fewer than three banks so selected by the Calculation Agent are quoting as described in clause (3) above, LIBOR on that LIBOR Interest Determination Date shall be LIBOR in effect immediately prior to that LIBOR Interest Determination Date.

“Designated LIBOR Currency” means the currency specified in the Pricing Supplement as to which LIBOR shall be calculated or, if no such currency is specified in the Pricing Supplement, United States dollars.

“Designated LIBOR Page” means (a) if “LIBOR Reuters” is specified in the Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if “LIBOR Moneyline Telerate” is specified in the Pricing Supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the Pricing Supplement as the method for calculating LIBOR, the display on Moneyline Telerate, Inc. (or any successor service) on the page specified in the Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates, except, in each case (i) and (ii), that (x) with respect to United States dollars, Australian dollars, Canadian dollars, New Zealand dollars, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, Wellington, Johannesburg and Zurich, respectively and (y) with respect to euros, the Principal Financial Center may be any principal financial center in the Euro-zone, as selected by the Calculation Agent.

“London Banking Day” means any day (other than a Saturday or Sunday) on which dealings in deposits in the Designated LIBOR Currency are transacted in the London interbank market.

(J) Determination of Prime Rate. If an Interest Rate Basis for this Note is the Prime Rate, as specified in the Pricing Supplement, unless the Pricing Supplement specifies otherwise, the Prime Rate shall be determined as of the applicable Interest Determination Date (a “Prime Rate Interest Determination Date”) as:

(1) the rate on that Prime Rate Interest Determination Date as such rate is published in H.15(519) under the heading “Bank Prime Loan;” or

(2) if the rate referred to in clause (1) above is not so published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the rate on that Prime Rate Interest Determination Date as such rate is published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the heading “Bank Prime Loan;” or

(3) if the rate referred to in clauses (1) and (2) above is not yet so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for that Prime Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined hereinafter) as such bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that Prime Rate Interest Determination Date; or

(4) if fewer than four such rates referred to in clause (3) above so appear on the Reuters Screen US PRIME 1 Page for that Prime Rate Interest Determination Date, by 3:00 p.m., New York City time, on the related Calculation Date, the Prime Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year by three major banks (which may include any affiliate of any Distribution Agent) in The City of New York selected by the Calculation Agent as of the close of business on such Prime Rate Interest Determination Date; or

(5) if less than three banks so selected by the Calculation Agent are quoting as described in clause (4) above, the Prime Rate on that Prime Rate Interest Determination Date shall be the Prime Rate in effect on such Prime Rate Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuters Monitor Money Rates Service (or any successor service) on the “US PRIME 1 Page” (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

(K) Determination of Treasury Rate. If an Interest Rate Basis for this Note is the Treasury Rate, as specified in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the Treasury Rate shall be determined as of the applicable Interest Determination Date (a “Treasury Rate Interest Determination Date”) as:

(1) the rate from the auction held on such Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Pricing Supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 57”); or

(2) if the rate referred to in clause (1) above is not so displayed on Moneyline Telerate Page 56 or Moneyline Telerate Page 57 by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on that Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield (as defined hereinafter) of the auction rate for such Treasury Bills having the Index Maturity specified in the Pricing Supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the heading “U.S. Government Securities/Treasury Bills/Auction High;” or

(3) if the rate referred to in clause (2) above is not so published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on that Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the auction rate of such Treasury Bills having the Index Maturity specified in the Pricing Supplement as announced by the United States Department of the Treasury; or

(4) if the rate referred to in clause (3) above is not so announced by the United States Department of the Treasury on such Calculation Date or if no such Auction is held, then the Treasury Rate on that Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the rate on that Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the Pricing Supplement as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market;” or

(5) if the rate referred to in clause (4) above is not yet so published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on that Treasury Rate Interest Determination Date shall be the rate on such Treasury Rate Interest Determination Date of such Treasury Bills having the Index Maturity specified in the Pricing Supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading “U.S. Government Securities/Treasury Bills/Secondary Market;” or

(6) if the rate referred to in clause (4) and (5) above is not yet so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Distribution Agents or any of their respective affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Pricing Supplement; or

(7) if fewer than three dealers so selected by the Calculation Agent are quoting as described in clause (6) above, then the Treasury Rate on that Treasury Rate Interest Determination Date shall be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D x N	X 100
360 – (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

(iv) Unless otherwise specified in the Pricing Supplement, if this Note is designated a “Floating Rate Note” on the face hereof, accrued interest hereon shall be an amount calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the Pricing Supplement, the interest factor for each such day shall be computed on the basis of a 360-day year of twelve 30-day months if the Day Count Convention specified in the Pricing Supplement is “30/360” for the period specified thereunder, or by dividing the applicable per annum interest rate by 360 if the Day Count Convention specified in the Pricing Supplement is “Actual/360” for the period specified thereunder, or by dividing the applicable per annum interest rate by the actual number of days in the year if the Day Count Convention specified in the Pricing Supplement is “Actual/Actual” for the period specified thereunder. If no Day Count Convention is specified in the Pricing Supplement, the interest factor for each day in the relevant Interest Period shall be computed, if an Interest Rate Basis specified in the Pricing Supplement is the CMT Rate or Treasury Rate or if this Note is denominated in Sterling, as if “Actual/Actual” had been specified thereon and, in all other cases, as if

“Actual/360” had been specified therein. Unless otherwise specified in the Pricing Supplement, if interest on this Note is to be calculated with reference to two or more Interest Rate Bases as specified in the Pricing Supplement, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the Pricing Supplement.

(v) All percentages resulting from any calculation on this Note shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545) shall be rounded to 9.87655% (or 0.0987655%) and 9.876544% (or 0.09876544) shall be rounded to 987654% (or 0.0987654)), and all dollar amounts used in or resulting from such calculation shall be rounded to the nearest cent or, if the Specified Currency is other than dollars, to the nearest unit (with one-half cent or unit being rounded upward).

(vi) At the request of the holder hereof, the Calculation Agent shall provide to the holder hereof the interest rate hereon then in effect and, if determined, the interest rate which shall become effective as a result of a determination made for the next Interest Period with respect to this Note.

(vii) Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified in the Pricing Supplement. In addition to any Maximum Interest Rate applicable hereto pursuant to the above provisions, the interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

4.	Redemption Provisions.

(a) Redemption at the Option of the Bank

(i) Unless otherwise specified in the Pricing Supplement, this Note will not be subject to any sinking fund.

(ii) This Note may be redeemed by the Bank either in whole or in part on and after the Initial Redemption Date, if any, specified in the Pricing Supplement. If no Initial Redemption Date is specified in the Pricing Supplement, this Note may not be redeemed prior to the Maturity Date except as provided below in the event that any Additional Amounts (as defined below) are required to be paid by the Bank with respect to this Note. On and after the Initial Redemption Date, if any, this Note may be redeemed in increments of US$1,000 (or, if the Specified Currency of this Note is not U.S. dollars, the authorized integral multiple in excess of the minimum denomination specified in the Pricing Supplement or as otherwise provided in the Pricing Supplement or required by applicable laws and regulations for currencies other than the U.S. Dollar)

at the option of the Bank at the applicable Redemption Price (as defined below) together with unpaid interest accrued hereon at the applicable rate borne by this Note to the date of redemption (each such date, a “Redemption Date”), on written notice to the holder hereof given by or on behalf of the Bank not more than 60 and not less than 30 calendar days prior to the Redemption Date (unless otherwise specified in the Pricing Supplement); provided, however, that, in the event of redemption of this Note in part only, the unredeemed portion thereof shall be at least an Authorized Denomination specified in the Pricing Supplement. In the event of redemption of this Note in part only, either a new Note for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the surrender of this Note, or, where applicable, the aggregate principal amount of this Note shall be reduced by the amount so redeemed by an appropriate notation made on the schedule attached hereto for such notations.

The “Redemption Price” shall initially be the Initial Redemption Percentage, specified in the Pricing Supplement, of the principal amount of this Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date, specified in the Pricing Supplement, by the Annual Redemption Percentage Reduction, if any, specified in the Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Unless otherwise specified in the Pricing Supplement, if less than the entire outstanding principal amount of this Note is to be redeemed, the Notes to be so redeemed shall be selected by the Registrar by lot or in any usual manner approved by it. Unless otherwise specified in the Pricing Supplement, if this is a Floating Rate Note, the redemption date shall be an Interest Payment Date.

(iii) Notwithstanding clause (ii) above, if this Note is a Subordinated Note, to the extent then required under or pursuant to applicable capital regulations, this Note may not be redeemed at the option of the Bank prior to the Maturity Date pursuant to clause (ii) above, without the prior written consent of the Federal Reserve Board. If then required under applicable capital regulations, the Bank shall apply to the Federal Reserve Board for such prior written consent.

(b) Repayment at the Option of the Holder

(i) This Note may be subject to repayment at the option of the holder hereof in accordance with the terms hereof on any Holder’s Optional Repayment Date(s), if any, specified in the Pricing Supplement. If no Holder’s Optional Repayment Date is specified in the Pricing Supplement, this Note will not be repayable at the option of the holder hereof prior to the Maturity Date.

(ii) On any Holder’s Optional Repayment Date, if any, specified in the Pricing Supplement, this Note will be repayable in whole or in part in increments of US$1,000 (or, if the Specified Currency of this Note is not U.S. dollars, the authorized integral multiple in excess of the minimum denomination specified in the Pricing Supplement or as otherwise provided in the Pricing Supplement or required by applicable laws and regulations for currencies other than the U.S. Dollar) at the option of the holder hereof at the repayment price equal to 100% of the principal amount to be repaid, together with accrued and unpaid interest hereon payable to the date of repayment; provided, however, that, in the event of repayment of this Note in part only, the unrepaid portion hereof shall be at least an Authorized Denomination specified in the Pricing Supplement. For this Note to be repaid in whole or in part at the option of the holder hereof on a Holder’s Optional Repayment Date, this Note must be received, together with the form entitled “Option to Elect Repayment” duly completed attached hereto, by the Domestic Paying Agent or the London Paying Agent (as appropriate in accordance with such attached form) at the address set forth on such form (or at such other address which the Bank shall from time to time notify the holders of the Notes) not more than 60 and not less than 30 days prior to such Holder’s Optional Repayment Date. In the event of repayment of this Note in part only, either a new Note for the unrepaid portion hereof shall be issued in the name of the holder hereof upon the surrender hereof, or, where applicable, the aggregate principal amount of this Note shall be reduced by an appropriate notation made on the schedule attached hereto for such notations. Exercise of such repayment option by the holder hereof shall be irrevocable.

(iii) Notwithstanding clause (ii) above, if this Note is a Subordinated Note, to the extent then required under or pursuant to applicable capital regulations, this Note may not be repaid at the option of the holder pursuant to clause (ii) above, without the prior written consent of the Federal Reserve Board. If then required under applicable capital regulations, the Bank shall apply to the Federal Reserve Board for such prior written consent.

5.	Additional Amounts.

(a) All payments of principal, premium, if any and interest with respect to this Note will be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction at source is required, the Bank will, subject to certain limitations and exceptions (set forth below), pay to the holder hereof on behalf of an owner of a beneficial interest herein (an “Owner”) who is a United States Alien (as defined below) such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal, premium, if any, or interest made to the holder hereof on behalf of such Owner, after such withholding or deduction, will not be less than the amount provided for in this Note; provided, however, that the Bank shall not be required to make any payment of Additional Amounts for or on account of:

(i) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for (1) the existence of any present or former connection between such Owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Owner, if such Owner is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, or (2) the presentation of this Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, fee, duty, assessment or other governmental charge imposed by reason of such Owner’s past or present status as a personal holding company, foreign personal holding company, passive foreign investment company or controlled foreign corporation with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(iv) any tax, fee, duty, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal or interest with respect to this Note;

(v) any tax, fee, duty, assessment or other governmental charge imposed on interest received by anyone who owns (actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Bank;

(vi) any tax, fee, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal, premium, if any, or interest with respect to this Note, if such payment can be made without such withholding by any other Paying Agent with respect to this Note;

(vii) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder hereof or of such Owner, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(viii) any tax, assessment or other governmental charge imposed as a result of such holder of this Notes being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

(ix) any tax, assessment or other governmental charge required to be imposed or withheld on a payment to an individual and such deduction or withholding is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(x) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix);

nor shall Additional Amounts be paid to any holder of this Note on behalf of any Owner who is a fiduciary or partnership or other than the sole Owner to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or Owner would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or Owner been the sole Owner of this Note.

As used herein, the term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

(b) If this Note is in bearer form and the Bank shall determine, based upon a written opinion of independent counsel selected by the Bank, that any payment made outside the United States by the Bank or any of its Paying Agents of the full amount of the next scheduled payment of either principal (and premium, if any) or interest due with respect to this Note would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information or other reporting requirements of any kind, the effect of which requirements is the disclosure to the Bank, any of its Paying Agents or any governmental authority of the nationality, residence or identity (as distinguished from status as a United States Alien) of any Owner of this Note who is a United States Alien (other than such requirements which (i) would not be applicable to a payment made to a custodian, nominee or other agent of the Owner, or which can be satisfied by such a custodian, nominee or other agent certifying to the effect that such Owner is a United States Alien; provided, however, in each case that payment by such custodian, nominee or agent to such Owner is not otherwise subject to any requirements referred to in this sentence, (ii) are applicable only to payment by a custodian, nominee or other agent of the Owner to or on behalf of such Owner, or (iii) would not be applicable to a payment made by any other paying agent of the Bank), the Bank shall redeem this Note as a whole but not in part at a redemption price equal to the principal amount hereof (or, if this is an Original Issue Discount Note, the Amortized Face Amount (as defined herein) hereof determined as of the date of redemption), together, if appropriate, with accrued interest to, but excluding, the date fixed for redemption, such redemption to take place on such date not later than one year after notice of such determination has been given as described herein. If the Bank becomes aware of an event that might give rise to such certification, information or other reporting requirements, the Bank shall, as soon as practicable, solicit advice of independent counsel selected by the Bank to establish whether such certification, information or other reporting requirements will apply and, if such requirements will, in the written opinion of such counsel, apply, the Bank shall give prompt notice of such determination (a “Tax Notice”) stating in such notice the effective date of such certification, information or other reporting requirements and, if applicable, the date by which the redemption shall take place. Notwithstanding the foregoing, the Bank shall not redeem this Note if the Bank, based upon the written opinion of independent counsel selected by the Bank, shall subsequently determine not less than 30 days prior to the date fixed for redemption that subsequent payments would not be subject to any such requirements, in which case the Bank shall give prompt notice of such determination and any earlier redemption notice shall thereby be revoked and of no further effect.

Notwithstanding the foregoing, if and so long as the certification information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, the Bank may elect prior to giving the Tax Notice to have the provisions described in this paragraph apply in lieu of the provisions described in the preceding paragraph, in which case the Tax Notice shall state the effective date of such certification, information or reporting requirements and that the Bank has elected to pay Additional Amounts rather than redeem this Note. In such event, the Bank will also pay as Additional Amounts such sums as may be necessary so that every net payment made following the effective date of such certification, information or reporting requirements outside the United States by the Bank or any of its Paying Agents of principal, premium, if any, or interest due with respect to this Note to the bearer hereof who certifies to the effect that the beneficial owner of this Note is a United States Alien (provided that such certification shall not have the effect of communicating to the Bank or any of its Paying Agents or any governmental authority the nationality, residence or identity of such beneficial owners) after deduction or withholding for or on account of such withholding, backup withholding tax or similar charge (other than a withholding, backup withholding tax or similar charge which (i) is imposed as a result of certification, information or other reporting requirements referred to in the second parenthetical clause of the first sentence of the preceding paragraph or (ii) is imposed as a result of the fact that the Bank or any of its Paying Agents has actual knowledge that the bearer hereof or any beneficial owner of this Note is not a United States Alien but is within the category of persons, corporations or other entities described in Section 5(a)(i)(1) above, or (iii) is imposed as a result of presentation of this Note for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in this Note to be then due and payable. In the event the Bank elects to pay such Additional Amounts, the Bank will have the right, at its sole option, at any time, to redeem this Note, as a whole but not in part, at a redemption price equal to the principal amount hereof (or, if this is an Original Issue Discount Note, the Amortized Face Amount hereof determined as of the date of redemption), together, if appropriate, with accrued interest to the date fixed for redemption including any Additional Amounts required to be paid under this paragraph. If the Bank has made the determination described in the preceding paragraph with respect to certification, information or other reporting requirements applicable to interest only and subsequently makes a determination in the manner and of the nature referred to in such preceding paragraph with respect to such requirements applicable to principal, the Bank will redeem this Note in the manner and on the terms described in the preceding paragraph (except as provided below), unless the Bank elects to have the provisions of this paragraph apply rather than the provisions of the immediately preceding paragraph. If in such circumstances this Note is to be redeemed, the Bank will be obligated to pay Additional Amounts with respect to interest, if any, accrued to the date of redemption. If the Bank has made the determination described in the preceding paragraph and subsequently makes a determination in the manner and of the nature referred to in such preceding paragraph that the level of withholding applicable to principal or interest has been increased, the Bank will redeem this Note in the manner and on the terms described in the preceding paragraph (except as provided below), unless the Bank elects to have the provisions of this paragraph apply rather than the provisions of the immediately preceding paragraph. If in such circumstances this Note is to be redeemed, the Bank will be obligated to pay Additional Amounts with respect to the original level of withholding on principal and interest, if any, accrued to the date of redemption.

Notwithstanding the foregoing, if this is a Subordinated Note, to the extent then required under or pursuant to applicable capital regulations, this Note may not be redeemed by the Bank prior to their Stated Maturity Date under the circumstances described above without the prior written consent of the Federal Reserve Board.

(c) Whenever in this Note there is mentioned, in any context, the payment of the principal, premium, if any, or interest with respect to this Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect hereof pursuant to the provisions of this Note and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

(d) Except as specifically provided in the Pricing Supplement (i) neither the Bank nor any Paying Agent shall be required to make, any payment with respect to any tax, fee, duty, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein; (ii) a Paying Agent on behalf of the Bank shall have the right, but not the duty, to withhold from any amounts otherwise payable to a holder of this Note such amount as is necessary for the payment of any such taxes, fees, duties, assessments or other governmental charges; and (iii) if such an amount is withheld, the amount payable to the holder of this Note shall be the amount otherwise payable reduced by the amount so withheld.

6.	Redemption for Tax Reasons.

(a) The Bank may redeem this Note in whole, but not in part, at any time at a redemption price equal to the principal amount hereof (or, if this is an Original Issue Discount Note, the Amortized Face Amount hereof determined as of the date of redemption), together, if appropriate, with accrued interest to but excluding the date fixed for redemption, if the Bank shall determine, based upon a written opinion of independent counsel selected by the Bank, that (1) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States (or of any political subdivision or taxing authority thereof or therein affecting taxation) or the relevant taxing jurisdiction (or any political subdivision or taxing authority thereof or therein affecting taxation), or (2) any change in application or official interpretation of such laws, regulations or rulings, which amendment or change is effective on or after the Original Issue Date of this Notes, the Bank would be required to pay Additional Amounts on the occasion of the next payment due with respect to such Note.

(b) If this Note is in bearer form, it is subject to redemption as set forth under Section 5 (Additional Amounts) above.

(c) Notice of intention to redeem this Note, in whole but not in part, pursuant to clause (a) above shall be given at least once not less than 30 days and not more than 60 days prior to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the effective date of such change or amendment and that at the time notice of such redemption is given, such obligation to pay such Additional Amounts remains in effect and cannot be avoided by the Bank’s taking reasonable measures available to it. From and after any redemption date, if monies for the redemption of this Note shall have been made available for redemption on such redemption date, this Note shall cease to bear interest (and, if this Note is a definitive bearer Note, any Coupons appertaining hereto (whether or not attached) maturing after the redemption date shall become void and no payment shall be made in respect thereof), and the only right of the holder of this Note shall be to receive payment of the principal amount hereof (or, if this is an Original Issue Discount Note, the Amortized Face Amount hereof) and, if appropriate, all unpaid interest accrued to such redemption date.

Unless otherwise specified in the Pricing Supplement, if this is a Floating Rate Note, the redemption date shall be an Interest Payment Date.

Notwithstanding the foregoing, if this Note is a Subordinated Note, to the extent then required under or pursuant to applicable capital regulations, this Note may not be redeemed by the Bank prior to the Maturity Date pursuant to this Section 6 (Redemption for Tax Reasons), without the prior written consent of the Federal Reserve Board.

7.	Events of Default, Acceleration of Maturity.

(a) Senior Notes

(i) If this Note is a Senior Note, the occurrence of any of the following events shall constitute an “Event of Default” with respect to this Note:

(A) default in the payment of any interest (including any Additional Amounts) with respect to this Note when due, which continues for 30 calendar days;

(B) default, in the payment of any principal, or premium, if any, with respect to this Note when due whether at maturity or upon early redemption or otherwise;

(C) the entry by a court or other governmental agency or body having jurisdiction in the premises of:

(1) a decree or order for relief in respect of the Bank in a case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law; or

(2) a decree or order appointing a conservator, receiver, liquidator, assignee, trustee, sequestrator or any other similar official of the Bank, or of substantially all of the property of the Bank, or ordering the winding up or liquidation of the affairs of the Bank, and in either case (1) and (2) such decree or order for relief or any such other decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(D) the commencement by the Bank of a voluntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Bank to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganization or other similar law, or the filing by the Bank of a petition or answer or consent seeking reorganization or relief under any applicable United States federal or state bankruptcy, insolvency, reorganization or similar law, or the consent by the Bank to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Bank or of substantially all of the property of the Bank, or the making by the Bank of an assignment for the benefit of creditors, or the taking of corporate action by the Bank in furtherance of any such action.

(ii) If an Event of Default shall occur and be continuing with respect to this Senior Note, the holder of this Senior Note may declare the principal amount of, and accrued interest and premium, if any, on, this Note due and payable immediately by written notice to the Bank. Upon such declaration and notice, such principal amount, accrued interest and premium, if any, shall become immediately due and payable. Any Event of Default with respect to this Senior Note may be waived by the holder thereof.

(b) Subordinated Notes

(i) If this Note is a Subordinated Note, the occurrence of any of the following events shall constitute an “Event of Default” with respect to this Subordinated Note:

(A) the Bank shall consent to the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank; or

(B) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days.

(ii) If an Event of Default shall occur and be continuing, the holder of this Subordinated Note may declare the principal amount of, premium, if any, and accrued interest on, this Subordinated Note due and payable immediately by written notice to the Bank. Upon such declaration and notice, such principal amount (and premium, if any) and accrued interest shall become immediately due and payable. Any Event of Default with respect to this Subordinated Note may be waived by the holder of this Note.

(iii) The indebtedness of the Bank evidenced by this Note, including the principal, premium, if any and interest (including any Additional Amounts), shall be, and the registered holder of this Note (or, if this Note is in bearer form, the bearer of this Note), by its acceptance hereof, agrees that the indebtedness of the Bank evidenced by this Note, including the principal (and premium, if any) and interest (including any

Additional Amounts) is, unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, the Bank’s obligations under bankers’ acceptances and letters of credit, and the Bank’s obligations to its other creditors, including its obligations to any Federal Reserve Bank and the Federal Deposit Insurance Corporation (the “FDIC”) (except for obligations to the FDIC arising under provisions of Section 1815(e) of Title 12 of the United States Code) and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of Section 1823(c) or (d) of Title 12 of the United States Code, whether outstanding a the time this Note is issued or thereafter incurred other than any obligations, if any, which by their express terms rank on parity with, or junior to, the Subordinated Notes. In the event of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Bank, whether voluntary or involuntary, all such obligations (except obligations which by their express terms rank on parity with, or junior to, the Subordinated Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal, premium, if any, or interest with respect to this Note. In the event of any such proceedings, after payment in full of all sums owing with respect to such prior obligations, the holder of this Note, together with the holders of any obligations of the Bank ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal, premium, if any, and interest with respect to this Note and such other obligations, before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Note. Nothing herein shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal, premium, if any, and any interest with respect to this Note in accordance with its terms.

This Note and any Subordinated Notes issued subsequently hereto pursuant to the Offering Circular, will rank pari passu among themselves and pari passu, in the event of a liquidation or similar proceeding with respect to the Bank, whether voluntary or involuntary, with all other present or future unsecured subordinated debt obligations of the Bank, except any unsecured subordinated debt which may be expressly stated to be subordinated to this Note.

Notwithstanding any other provisions of this Note, including specifically those set forth in the paragraphs relating to subordination, Events of Default and covenants of the Bank, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Bank shall have the right in the performance of his legal duties, and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations represented by this Note to any state bank, national banking association, or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest with respect to this Note and the due and punctual performance of all covenants and conditions contained herein; and that the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the holder hereof to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal (and premium, if any) previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with interest from its original due date at the rate provided for herein.

This Note contains no limitation on the amount of senior debt, deposit liabilities or other obligations that rank senior to this Note that may be hereafter incurred or assumed by the Bank.

8.	Miscellaneous.

(a) Original Issue Discount Note

Notwithstanding anything to the contrary contained herein, if this Note is identified as an Original Issue Discount Note in the Pricing Supplement, unless otherwise specified in the Pricing Supplement, the amount payable to the holder of this Note in the event of redemption, repayment or acceleration of maturity will be equal to (i) the Amortized Face Amount (as defined below) determined as of the date of such redemption, repayment or acceleration of Maturity, plus (ii) with respect to any redemption of this Note (other than as provided above in the event that Additional Amounts are required to be paid by the Bank with respect to this Note), the Initial Redemption Percentage specified in the Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction specified in the Pricing Supplement, if any) minus 100% multiplied by the Issue Price specified in the Pricing Supplement, net of any portion of such Issue Price which has been paid prior to the date of redemption, or the portion of the Issue Price (or the net amount) proportionate to the portion of the unpaid principal amount to be redeemed, plus (iii) any accrued interest to the date of such event the payment of which would constitute qualified stated interest payments within the meaning of U.S. Treasury Regulation 1. 1273-1 (c) under the Code. The “Amortized Face Amount” shall mean an amount equal to (i) the Issue Price plus (ii) the aggregate portions of the OID (as specified in the Pricing Supplement which shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the Original Issue Date of this Note to the date of determination, minus (iii) any amount considered as part of the “stated redemption price at maturity” of this Note which has been paid from the Original Issue Date to the date of determination.

(b) Business Day

As used herein, “Business Day” means, unless otherwise specified in the Pricing Supplement, a day which is both (i) a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in The City of New York, McLean, Virginia, and London; and (ii) either (a) if this is a Note denominated in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial center of the country of the relevant Specified Currency (if other than the City of New York or London) or (b) if this is a Note denominated in euro, a day (other than a Saturday or a Sunday) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open. As used herein, “London Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in London.

(c) Action by Holders

Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution hereof or in place hereof, in respect of anything done or permitted by the Bank or by the Paying Agents in pursuance of such action.

(d) Issue of Replacement Notes

In case this Note shall at any time become mutilated, defaced, destroyed, lost or stolen, the London Issuing Agent or the Registrar, as applicable, shall issue a replacement Note of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note or in lieu of this Note if it is destroyed, lost or stolen, provided the applicant therefor prior to the issuance of such replacement Note shall have (i) furnished it with such evidence (including the serial number of the Note) and such indemnity as the Bank and the Registrar or the London Issuing Agent, as the case may be, may require, (ii) in the case of any mutilated or defaced Note, surrendered such Note, and (iii) paid such costs as may be incurred in connection with the preparation and delivery of a new Note. If any Note which has matured or for which a redemption date or repayment date has occurred or which is about to mature or to be redeemed or repaid, shall become mutilated, defaced, destroyed, lost or stolen, the Bank may, instead of issuing a replacement Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Note) upon compliance by the holder with the provisions of this paragraph.

(e) No Recourse Against Shareholder, Employee, Agent, Officer or Director of Bank

No recourse shall be had for the payment of principal, premium, if any, or interest with respect to this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor organization, either directly or through the Bank or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

(f) Amendments

The Notes are issued in accordance with the Global Agency Agreement. The Notes, and any receipts or interest coupons appertaining thereto, may be amended by the Bank, and the Global Agency Agreement may be amended by the parties thereto, (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, (ii) to make any further modifications of the terms of the Global Agency Agreement necessary or desirable to allow for the issuance of any additional Notes (which modifications shall not be materially adverse to holders of outstanding Notes) or (iii) in any manner which the Bank (and, in the case of the Global Agency Agreement, the parties thereto) may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of the Notes, or any receipts, talons or interest coupons appertaining thereto, to all of which each holder of Notes, receipts, talons or interest coupons shall, by acceptance thereof, be deemed to have consented; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (1) change the Maturity Date with respect to any Note or reduce or cancel the amount payable at Maturity; (2) reduce the amount payable or modify the payment date for any interest with respect to any Note or vary the method of calculating the rate of interest with respect to any Note; (3) reduce any Minimum Interest Rate and/or Maximum Interest Rate with respect to any Note; (4) modify the currency in which payments under any Note and/or any receipts, coupons or talons appertaining thereto are to be made; (5) change the obligation of the Bank to pay Additional Amounts with respect to Notes, receipts, talons or coupons; or (6) reduce the percentage in principal amount of outstanding Notes the consent of the holders of which is necessary to modify the provisions of the Notes or to waive any future compliance or past default. Any instrument given by or on behalf of any holder of a Note in connection with any consent to any such modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. Any modifications, amendments or waivers to the Global Agency Agreement or the provisions of the Notes, receipts, talons or coupons shall be conclusive and binding on all holders of Notes, receipts, talons or coupons, whether or not notation of such modifications, amendments or waivers is made upon the Notes, receipts, talons or coupons. It will not be necessary for the consent of the holders of Notes to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

(g) General

No provision of this Note shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay principal, premium, if any, interest and any Additional Amounts with respect to this Note in accordance with its terms.

Except as provided in the Pricing Supplement, no service charge shall be made to a holder of this Note for any transfer or exchange of this Note, but the Bank or Registrar may require payment of a sum sufficient to cover any stamp tax or other tax, duty, assessment governmental charge that may be imposed in connection therewith.

Subject to the terms of the Global Agency Agreement, if this Note is in registered form, the Bank, Domestic Paying Agent, Registrar, London Paying Agent, Luxembourg Paying Agent, Transfer Agent and Listing Agent (collectively, together with any successors thereto, the “Agents”) or any representative or agent of the Bank or the Agents may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Bank, the Agents nor any such representative or agent shall be affected by notice to the contrary except as required by applicable law.

All notices to the Bank under this Note shall be in writing and addressed to the Bank at Capital One Bank, 1680 Capital One Drive, McLean, Virginia 22102, USA, Attention: Treasurer; telephone: (703) 720-1000; and facsimile: (703) 720-2156 or to such other address of the Bank as the Bank may notify the holders of the Notes.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the within Note, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	–	as tenants in common

TEN ENT	–	as tenants by the entireties

JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT – _____________ Custodian _____________

(Cust) (Minor)

under Uniform Gifts to Minors Act

___________________________________

State

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address, including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby

irrevocably constitutes and appoints

to transfer said Note in the Note Register and on the books of the Bank, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (i.e., banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Schedule 1

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases and decreases in the principal amount of this Note have been made:

Date of Transfer	Increase (Decrease) in Principal Amount of this Note Due to Transfer Among Global Notes	Principal Amount of this Note After Transfer	Notation made by or on behalf of the Bank